                                                                 EXHIBIT 10.26

May 24_, 2000

Viewlocity, Inc.
3475 Piedmont Road
Atlanta, GA 30305
Attn:  Gregory Cronin

Dear Greg:

         Reference is made to that certain Series B Convertible Preferred Stock Purchase Warrant numbed B-2, dated as of March 12, 1999, by and between Viewlocity, Inc. ("Viewlocity") and Battery Investment Partners IV, LLC ("Battery Investment Partners"), as amended by the First Amendment to Series B Convertible Preferred Stock Purchase Warrant, dated as of May __, 2000, by and between Viewlocity and Battery Ventures (the "Warrant"). Battery Investment Partners hereby irrevocably covenants and agrees that immediately prior to the closing of an Initial Public Offering by Viewlocity, Battery Investment Partners will exercise the Warrant in full in accordance with the terms of the Warrant. Battery Investment Partners hereby exercises its net issue election pursuant to
Section 1(b) of the Warrant with the fair market value for purposes of such election being equal to the price to the public in the Initial Public Offering.

         All capitalized terms used but not otherwise defined in this letter agreement shall have the meanings assigned to them in the Agreement.

                                             Sincerely,

                                             Battery Investment Partners IV, LLC

                                             By: /s/ Oliver D. Curme
                                                ________________________________

                                             Name: Oliver D. Curme
                                                   _____________________________
                                             Title:  Member Manager
                                                   _____________________________




Accepted and Agreed:

Viewlocity, Inc.

By: /s/ Stan F. Stoudenmire
    __________________________
Title: Sr. VP and Secretary
       _______________________